Exhibit 99.1

GMAC CONSIDERS NEW STRUCTURE FOR
RESIDENTIAL MORTGAGE OPERATIONS

DETROIT - General Motors Acceptance Corporation (GMAC), the financial services subsidiary of General Motors Corporation (NYSE: GM), is considering a restructuring of its residential mortgage operations within a newly formed holding company to be named Residential Capital Corporation. GMAC's two residential mortgage operations, GMAC Mortgage Corporation and Residential Funding Corporation, would become wholly owned subsidiaries of Residential Capital Corporation.

Residential Capital Corporation, which is a wholly owned subsidiary of GMAC, would seek a stand-alone credit rating based on its separate capital structure and corporate governance protections. The purpose of this restructuring would be to enhance the liquidity and cost effectiveness of the financing of Residential Capital Corporation's mortgage operations. It is GMAC's intent that the restructuring be designed to avoid any adverse effect on the current and future holders of GMAC debt.

The proposed restructuring would require management and board approvals. GMAC would seek to implement the restructuring sometime in 2005. No assurances can be given that any restructuring will be completed.

General Motors Acceptance Corporation and its subsidiaries, operating under the umbrella GMAC Financial Services, provide automotive financing, commercial finance, insurance and mortgage products, and real estate services, and have a presence in 41 nations. A wholly owned subsidiary of General Motors since 1919, GMAC has extended more than $1.3 trillion in credit to finance more than 158 million vehicles.

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